Exhibit 99.1

Marchex Announces Board Additions and Executive Role Evolutions

SEATTLE -- (BUSINESS WIRE) – February 25, 2015 -- Marchex, Inc. (NASDAQ:MCHX) (“Marchex”), a mobile advertising technology company, today announced new Board member additions and executive role evolutions.

“In consultation with my executive team and Board of Directors, I have indicated the desire to evolve my role into being an Executive member of our Board of Directors in a manner that frees me up to focus on long-term strategy and related opportunities,” said Russell Horowitz. “It has been my privilege to have led the founding of Marchex and to serve as its CEO and Chairman for more than a decade, growing the company from an initial idea to where we are today. I see a transformative and significant growth opportunity as we move forward, and I will continue to support the executive team and the company’s overall ongoing needs. This action is also intended to foster growth in the company’s executive leadership, and we will continue actively looking for new senior team members to join and deepen our team.”

In connection with this, Marchex is announcing the following changes today:

Clark Kokich has joined the Marchex Board of Directors and will serve as Executive Chairman. Kokich previously served as Marchex’s Chief Strategy Officer. He has more than 15 years of experience in the digital advertising space, and is a well-known advertising technology expert and digital marketing thought leader. Previously, Kokich was Chairman of Razorfish, one of the largest digital marketing agencies in the world, where he also held the roles of CEO and President during his tenure.

“I am excited to expand my role to help lead the company as we focus on what we believe is a transformative opportunity. Marchex is uniquely positioned to play a leading role in helping advertisers and agencies successfully navigate the transition to mobile advertising. I look forward to supporting Pete with his expanded responsibilities and to continue working with Russ in his evolved role,” Kokich said.

Pete Christothoulou has been elevated to CEO from his position as President. Christothoulou is a company co-founder and has served as President since December 2011. He has led the company’s call advertising business since its beginning in 2009, at which time he was named Chief Operating Officer. Before that, he was Marchex’s Chief Strategy Officer.

“Marchex has the ability to truly revolutionize mobile advertising and business performance through our unique analytics technology. My focus will be to accelerate products that bring full, real-time visibility to mobile and transform customer growth and continue building a world-class team that can drive innovation for our customers. I couldn’t be more honored to serve as CEO as we move forward,” Christothoulou said.

Additionally, Ian Morris has joined the Marchex Board of Directors. Morris served as the President and Chief Executive Officer of Market Leader, Inc. for more than a decade before selling the company to Trulia, Inc. in 2013. After taking the company public in 2004, he established Market Leader as the leading provider of software-as-a-service solutions to the real estate industry and one of the foremost providers of leads and lead management services to the company’s more than 150,000 enterprise and SMB customers. Previously, Morris spent seven years at Microsoft, where he led a number of the company’s early online marketing efforts and later served as the General Manager of Microsoft HomeAdvisor. Morris holds an MBA from Harvard Business School.

About Marchex

Marchex is a mobile advertising technology company. The company provides a suite of products and services for businesses that depend on consumer phone calls to drive sales. Marchex’s mobile advertising platform delivers new customer phone calls to businesses, while its technology analyzes the data in these calls to help maximize ad campaign results. Marchex disrupts traditional advertising models by giving businesses full transparency into their ad campaign performance and charging them based on new customer acquisition.

Please visit www.marchex.com, blog.marchex.com or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

For further information, contact:

Marchex Investor Relations

Trevor Caldwell

Telephone: 206.331.3600

Email: ir(at)marchex.com

Or

MEDIA INQUIRIES

Marchex Public Relations

Telephone: 206.331.3434

Email: pr(at)marchex.com